Exhibit 15







November 7, 1995



Tucson Electric Power Company
220 West Sixth Street
Tucson, Arizona  85701

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tucson Electric Power Company and subsidiaries (the Company) for the three-month and nine-month periods ended September 30, 1995 and 1994, as indicated in our report dated October 31, 1995 (which included an explanatory paragraph relating to the timing of the recovery of the costs associated with 37.5% of Springerville Unit 2 which cannot presently be determined); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, is incorporated by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55732 of the Company on Form S-3, Registration Statement No. 33-58173 of UniSource Energy Corporation on Form S-4, and Registration Statements No. 33-56523, No. 33-57233 and No. 33-57231 of the Company on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP